                              TAX SHARING AGREEMENT

         THIS TAX SHARING AGREEMENT ("Agreement") is entered into as of August 19, 1999 by and between Carlson Holdings, Inc., a Minnesota corporation ("CHI") and Carlson Restaurants Worldwide Inc., a Delaware corporation (Restaurants). This Agreement supercedes all prior Tax Sharing Agreements entered into between CHI and Restaurants.

                                    RECITALS

         WHEREAS, CHI is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") and of combined groups as defined under similar laws of other jurisdictions (the "CHI Group"), and Restaurants and Restaurants' Affiliates are members of such groups; and

         WHEREAS, the groups of which CHI is the common parent and in which Restaurants and Restaurants' Affiliates are members, file and intend to file Consolidated Returns and Combined Returns to the extent required or permitted under federal, state, and local laws; and

         WHEREAS, CHI and Restaurants desire to agree upon a method for determining the financial consequences to each party and their subsidiaries resulting from the filing of a consolidated federal income tax return and the filing of returns relating to combined state taxes.

                                   AGREEMENTS

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHI and Restaurants for themselves, their successors, and assigns, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

  1.1. "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

  1.2. "COMBINED GROUP" means a group of corporations or other entities that file a Combined Return.

  1.3. "COMBINED RETURN" means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the Restaurants Group join in the filing of a Tax Return with CHI or a CHI subsidiary that is not also a member of the Restaurants Group.


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  1.4.     "CONSOLIDATED GROUP" means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which CHI is the common parent and which includes the Restaurants Group.

  1.5. "CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed by CHI and its subsidiaries pursuant to Section 1501 of the Code.

  1.6. "DECOMBINATION" means any event pursuant to which CHI or the Restaurants Group cease to be includible in a Combined Group.

  1.7. "DECOMBINATION DATE" means the close of business on the day on which a Decombination occurs. Unless otherwise required by the relevant Tax Authority or a court of competent jurisdiction, CHI and Restaurants, for itself and the Restaurants Group, agree to file all Tax Returns, and to take all other actions, relating to Non-Federal Combined Taxes in a manner consistent with the position that Restaurants and its affiliates are included in the Combined Group for all days through and including a Decombination Date.

  1.8. "DECONSOLIDATION" means any event pursuant to which CHI or the Restaurants Group cease to be includible in the Consolidated Group.

  1.9. "DECONSOLIDATION DATE" means the close of business on the day on which a Deconsolidation occurs. Unless otherwise required by the relevant Tax Authority or a court of competent jurisdiction, CHI and Restaurants, for itself and the Restaurants Group, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes in a manner consistent with the position that Restaurants and the Restaurants Group are includible in the Consolidated Group for all days through and including a Deconsolidation Date.

  1.10. "ESTIMATED TAX INSTALLMENT DATE" means the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

  1.11.    "CHI GROUP" means CHI and its affiliates other than the Restaurants
           Group.

  1.12. "FEDERAL INCOME TAXES" means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A and 1201(a) of the Code), including any interest, addition to tax, or penalties applicable thereto, and any other income-based United States federal taxes which are hereinafter imposed upon corporations.

  1.13. "FINAL DETERMINATION" means (a) the final resolution of any tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review


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           or modification through proceedings or otherwise, including (1)
           the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds amended returns, appeals from adverse determinations, or recovering any refund (including by offset),
           (2) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable,
           (3) a closing agreement or an accepted offer in compromise under
           Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the Tax Authority to assert a further deficiency), or (5) any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority provided CHI determines no action should be taken to recoup such payment but only after consultation with Restaurants regarding any issues pertaining to the Restaurants Group.

  1.14. "RESTAURANTS' AFFILIATE" means any corporation or other entity directly or indirectly owned or controlled by Restaurants, as of the date of execution of this Agreement, which is includible in the Restaurants Group.

  1.15. "RESTAURANTS GROUP" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, including Restaurants and Restaurants' affiliates, of which Restaurants is deemed to be the common parent, and any corporation or other entity which may have been, may be, or may become a member of such group from time to time.

  1.16. "RESTAURANTS GROUP COMBINED TAX LIABILITY" means, with respect to any taxable year, the Restaurants Group's liability for Non-Federal Combined Taxes as determined under Section 2.3 of this Agreement.

  1.17. "RESTAURANTS GROUP FEDERAL INCOME TAX LIABILITY" means with respect to any taxable year, the Restaurants Group's liability for Federal Income Taxes as determined under Section 2.2 of this Agreement.

  1.18 "NON-FEDERAL COMBINED TAXES" means any Non-Federal Income Taxes with respect to which a Combined Return is filed.

  1.19. "NON-FEDERAL SEPARATE TAXES" means any Non-Federal Income Taxes that are not Non-Federal Combined Taxes.

  1.20. "NON-FEDERAL INCOME TAXES" includes all federal taxes not imposed under Subtitle A of the Code and all state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments of a similar


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           nature, including, without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholdings, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any domestic Tax Authority (excluding any federal governmental agency of the United States), including any interest, additions to tax, or penalties applicable thereto.

  1.21. "POST-DECONSOLIDATION PERIOD" means a taxable period beginning after the Deconsolidation Date.

  1.22. "PRE-DECONSOLIDATION PERIOD" means a taxable period ending on or prior to the Deconsolidation Date.

  1.23. "PRO FORMA RESTAURANTS GROUP COMBINED RETURN" means a Pro Forma Restaurants Group Combined Return prepared pursuant to Section 2.3 of this Agreement.

  1.24. "PRO FORMA RESTAURANTS GROUP CONSOLIDATED RETURN" means a Pro Forma Restaurants Group Consolidated Return prepared pursuant to
           Section 2.2 of this Agreement.

  1.25. "REDETERMINATION AMOUNT" means, with respect to any taxable year, the amount determined under Section 3.7 of the Agreement.

  1.26. "SPECIAL TAX ATTRIBUTES" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, targeted jobs tax credit, work opportunity tax credit, credit for increasing research activities, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

  1.27. "STRADDLE PERIOD" means a taxable period beginning on or prior to and ending after the Deconsolidation or Decombination Date.

  1.28. "TAX AUTHORITY" means the Internal Revenue Service and any state, local, or other governmental authority responsible for the administration of any Taxes.

  1.29.    "TAXES" means Federal Income Taxes and Non-Federal Income Taxes.

  1.30. "TAX RETURN" means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.


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SECTION 2.  TAX SHARING

  2.1. RESTAURANTS' LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES. With respect to each taxable year in which Restaurants is a member of the CHI Consolidated Group or a CHI Combined Group, Restaurants shall pay to CHI (or CHI shall pay to Restaurants) in accordance with the procedures set forth in
           Section 3, an amount equal to the sum of the Restaurants Group Federal Income Tax Liability (or refund) and the Restaurants Group Combined Tax Liability (or refund) for such taxable year.

  2.2. RESTAURANTS GROUP FEDERAL INCOME TAX LIABILITY FOR CONSOLIDATED RETURN YEARS.

           (a) IN GENERAL. With respect to any taxable year for which CHI and Restaurants file a Consolidated Return, the Restaurants Group Federal Income Tax Liability shall be the sum, for such taxable year, of (1) the Restaurants Group's liability for Federal Income Taxes as determined on the Pro Forma Restaurants Group Consolidated Return, and (2) any interest, penalties and other additions applicable to such taxes.

           (b) PRO FORMA FEDERAL RETURN. With respect to each taxable year, Restaurants shall prepare or cause to be prepared a pro forma consolidated federal income tax return for the Restaurants Group ("Pro Forma Restaurants Group Consolidated Return") as if (except as provided in Section 2.2(c)) the Restaurants Group was not, nor ever was a part of the Consolidated Group, but rather was a separate affiliated group of corporations, consisting of Restaurants and Restaurants' Affiliates of which Restaurants was the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code.

           (c) OPERATING RULES. The Pro Forma Restaurants Group Consolidated Return shall be prepared:

                  (1) reflecting the elections, methods of accounting, and positions with respect to specific items to be made or used in the Consolidated Return;


                  (2) giving effect to any deduction or credit for any Restaurants Special Tax Attribute as determined on the Pro Forma Restaurants Group Consolidated Return. In addition, Restaurants shall receive the benefit of any deduction or credit for any Restaurants Special Tax Attributes for which a tax benefit is actually received in a Consolidated Return, but for this purpose, if the Restaurants Group and the CHI Group contribute like Special Tax Attributes to a Consolidated Return (not necessarily in the same taxable year) which are partially or fully limited under the Code, then Restaurants


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                           shall only receive benefit for such like Special
                           Tax Attributes based on a ratio of their Special Tax Attributes to the total Special Tax Attributes of the Consolidated Group. If a Special Tax Attribute is limited by the above, the Restaurants Group shall be entitled to utilize such Special Tax Attribute to the extent allowed when carried forward or carried back to a Pro Forma Restaurants Group Consolidated Return;

                  (3) applying the top marginal income tax rate used in the Consolidated Return without regard to the graduated tax brackets in Code Sec. 11(b) (the top marginal rate is currently 35 percent);

                  (4) reflecting transactions with members of the Consolidated Group that are not also members of the Restaurants Group as if such transactions were not with members of the same Consolidated Group;

                  (5) reflecting deductions for Non-Federal Combined Taxes estimated as provided for in Section 2.3 of this Agreement;

                  (6) reflecting no allocation of other special items allowed under the Code such as the amounts under Sections 1561(a)(2), 1561(a)(3), and 179(d)(2), unless CHI specifically approves an allocation to Restaurants.

  2.3.     RESTAURANTS GROUP COMBINED TAX LIABILITY

           (a) IN GENERAL. With respect to any taxable year in which Restaurants participates in the filing of a Combined Return with CHI, the Restaurants Group Combined Tax Liability shall be the sum, for such taxable years, of (1) the Restaurants Group's liability for Non-Federal Income Taxes as determined on the Pro Forma Restaurants Group Combined Returns, and (2) any interest, penalties and other additions applicable to Restaurants Group's liability.

           (b) PRO FORMA COMBINED RETURNS. Each taxable year, Restaurants shall prepare or cause to be prepared pro forma combined tax returns or other schedule for the Restaurants Group ("Pro Forma Restaurants Group Combined Returns") determined as if the Restaurants Group was not and never was part of the Combined Group, but rather was a separate group of which Restaurants was the common parent filing combined tax returns.

           (c) OPERATING RULES. The Pro Forma Restaurants Group Combined Returns shall be prepared by reference to:

                  (1) the Restaurants Group's taxable income or loss from Line 28


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                           (or other similar line representing taxable
                           income before net operating loss deduction and special deductions) of the Pro Forma Restaurants Group Consolidated Return, adjusted to take into account (i) those members of the Restaurants Group which are included in the Combined Return, (ii) Restaurants Group Special Tax Attributes; and (iii) material adjustments necessary to reflect the laws of the applicable jurisdiction;

                  (2) apportionment factors determined by taking into account only those members of the Restaurants Group which are included in the Combined Return;

                  (3) the applicable tax rate(s) imposed by each jurisdiction; and

                  (4) the fact that if a Restaurants Group Special Tax Attribute cannot be fully utilized in the Pro Forma Restaurants Group Combined Return, the Restaurants Group will only be able to realize a benefit from such Special Tax Attribute to the extent it is allowed to utilize such Special Tax Attribute when carried forward or carried back to a Pro Forma Restaurants Group Combined Return in future or prior years.

  2.4.     ALLOCATION OF OTHER SPECIAL ITEMS REQUIRED UNDER THE
           CODE

           In the event of a Deconsolidation after which period CHI and Restaurants remain members of a controlled group as defined in
           Section 1563 of the Code, all allocations of special items such as those required under Sections 179 and 1561 shall be allocated to CHI unless a specific allocation to Restaurants is approved by CHI.

           SECTION 3.  PAYMENT OF TAXES AND SHARING AMOUNTS

  3.1. FEDERAL INCOME TAXES. CHI shall timely file the Consolidated Return and pay timely to the Internal Revenue Service all Federal Income Taxes, if any, of the Consolidated Group (including the Restaurants Group) due and payable for all Pre-Deconsolidation Periods.

  3.2. NON-FEDERAL COMBINED TAXES. CHI shall timely file all Combined Returns and pay timely to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of the Combined Group (including the Restaurants Group) due and payable for all Pre-Decombination Periods and Straddle Periods.

  3.3. NON-FEDERAL SEPARATE TAXES. Restaurants shall pay timely to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, of the Restaurants Group due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

  3.4. OTHER FEDERAL TAXES. The parties shall each pay timely to the appropriate governmental authorities all of their respective other federal taxes (excluding Federal Income Taxes for
           Pre-Deconsolidation Periods,


                                     Page 7
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           which are governed by Section 3.1. of this Agreement), if any, due and payable for all Pre-Deconsolidation Periods, Straddle Periods, and Post-Deconsolidation Periods.

  3.5.     TAX SHARING INSTALLMENT PAYMENTS

           (a) FEDERAL INCOME TAXES. At each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, Restaurants shall determine under Section 6655 of the Code the estimated amount of the related installment of the Restaurants Group Federal Income Tax Liability and shall then pay to CHI the amount thus determined. In addition, the provisions of this Section 3.5(a) shall apply to any Federal Income Tax payment made with the filing of the extension of the Consolidated Return.

           (b) NON-FEDERAL COMBINED TAXES. At each Estimated Tax Installment Date with respect to any Pre-Decombination Period or Straddle Period, Restaurants shall determine the estimated amount of the related installment of the Restaurants Group Non-Federal Combined Income Tax Liability and shall then pay to CHI the amount thus determined. In addition, the provisions of this
                  Section 3.5(b) shall apply to any Non-Federal Combined Income Tax payment made with the filing of the extension of the Non-Federal Combined Returns.

  3.6.     TAX SHARING TRUE UP PAYMENTS

           (a) FEDERAL INCOME TAXES. An amount equal to the difference, if any, between the Restaurants Group Federal Income Tax Liability for such taxable year as shown on the Pro Forma Restaurants Group Consolidated Return and the aggregate amount paid by Restaurants with respect to such taxable year under
                  Section 3.5(a) of this Agreement shall be paid to CHI (or paid to Restaurants as the case may be) on or before the due date of the CHI Consolidated Returns.

           (b) NON-FEDERAL COMBINED TAXES. An amount equal to the difference, if any, between the Restaurants Group Non-Federal Combined Income Tax Liability for such taxable year as shown on the Pro Forma Restaurants Group Combined Returns and the aggregate amount paid by the Restaurants with respect to such taxable year under Section 3.5(b) of this Agreement shall be paid to CHI (or paid to Restaurants as the case may be) on or before the due date of the CHI Non-Federal Combined Returns.

  3.7.     REDETERMINATION AMOUNTS

           (a) IN GENERAL. In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or Combined Group as a result of a Final Determination or any settlement or compromise with any Tax


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                  Authority (including any amended tax return or claim for
                  refund filed by CHI), Restaurants shall pay CHI or CHI shall pay Restaurants as the case may be, the Redetermination Amount.

           (b) CONSULTATION. CHI shall consult with Restaurants prior to settlement or payment regarding the proposed redetermination of any item mentioned in (a) above consistent with prior practices.

           (c) COMPUTATION. The Redetermination Amount shall be the difference, if any, between all amounts previously determined under Section 2 of this Agreement and all amounts that would have been determined under Section 2 of this Agreement taking such redetermination into account (including any additions to tax or penalties applicable to Restaurants Group's liability), together with interest for each day calculated (1) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by Restaurants (relating to underpayments of tax by Restaurants), under
                  Section 6621(a)(2) of the Code and, in the case of payment by CHI (relating to overpayments of tax by Restaurants), under
                  Section 6621(a)(1) of the Code, and (2) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of other jurisdictions.

           (d) PAYMENT. CHI shall deliver to Restaurants a schedule reflecting the computation of any Redetermination Amount with respect to any taxable year. Not later than thirty (30) days after the date such schedule is delivered, Restaurants shall review such schedule and shall pay CHI, or CHI shall pay Restaurants, such Redetermination Amount.

  3.8. INTEREST. Payments under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the Federal short-term rate established pursuant to Section 6621(b) of the Code.

  SECTION 4.   PROCEDURAL MATTERS

  4.1. AGENT, PREPARATION AND FILING OF RETURNS. Until Deconsolidation or Decombination, CHI shall be the sole and exclusive agent of Restaurants and any member of the Restaurants Group in any and all matters relating to (a) Federal Income Taxes of the Consolidated Group and (b) any Non-Federal Combined Taxes for all Pre-Deconsolidation Periods, Pre-Decombination Periods and Straddle Periods. CHI shall have the sole and exclusive responsibility for the preparation and filing of any (a) Consolidated Return or (b) Combined Return for all Pre-Deconsolidation Periods, Pre-Decombination Periods and Straddle Periods. In its sole discretion, but following consultation with Restaurants consistent with prior practices, CHI shall have the exclusive right with respect to any such Consolidated Return or Combined Return (a) to


                                     Page 9
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           determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or Combined Group, and (4) whether any amended tax returns should be filed; (b) to control, contest, and represent the interests of the Consolidated Group and Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit; (c) to file, prosecute, compromise or settle any claim for refund; and (d) to determine whether any refunds to which the Consolidated Group or Combined Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Consolidated Group and Combined Group, provided that the refunds can be credited to periods that include Restaurants in the Consolidated Group and the Combined Group. Restaurants, for itself and its subsidiaries, hereby irrevocably appoints CHI as its agent and attorney-in-fact to take such action (including the execution of documents) as CHI may deem appropriate to effect the above.

  4.2.     FURNISHING INFORMATION. Each member of the Restaurants Group shall
           (a) furnish to CHI in a timely manner such information and documents as CHI may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any Audit, and (3) making any determination or computation necessary or appropriate under this Agreement; (b) cooperate in any Audit of any Consolidated Return or Combined Return; (c) retain and provide on demand books, records, documentation or other information relating to any tax return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim is made; and (d) take such action as CHI may deem appropriate in connection therewith. CHI shall provide the Restaurants Group with any assistance reasonably required in providing any information requested pursuant to this Section 4.2. CHI shall also provide Restaurants Group with any assistance or information reasonably required by Restaurants related to periods after the Deconsolidation Date or the Decombination Date that is necessary to compute Federal Income Taxes, Non-Federal Combined Taxes, or Non-Federal Separate Taxes of the Restaurants Group. .

  4.3. EXPENSES. Restaurants shall reimburse CHI for its prorata portion of third party legal and accounting expenses incurred by CHI in the course of the planning and preparation of any tax returns, the conduct of any Audit regarding the tax liability of the Consolidated Group or Combined Group, and for any other expense incurred by CHI in the course of any litigation relating thereto, to the extent such costs are attributable to the Restaurants Group and provided CHI has conferred with Restaurants as to the portion of such costs relating to the Restaurants Group. Notwithstanding the foregoing, CHI shall have the sole discretion, after consultation with


                                    Page 10
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           Restaurants consistent with prior practices, to control, contest, represent, file, prosecute, challenge or settle any Audit related to the Consolidated Return or Combined Returns of CHI.

  SECTION 5.   DECONSOLIDATION / DECOMBINATION

  5.1. CONTINUING COVENANTS. Restaurants, for itself and the Restaurants Affiliates, covenants that on or after a Deconsolidation or Decombination it will not, nor will it cause or permit any member of the Restaurants Group to, make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Special Tax Attributes of the Restaurant Pre-Deconsolidation Period, Pre-Decombination Period or Straddle Period without consultation with CHI.

  5.2. REATTRIBUTION OF SPECIAL TAX ATTRIBUTES. In the event of Deconsolidation or Decombination, CHI may, at its option, elect to reattribute to itself certain Special Tax Attributes of the Restaurants Group pursuant to Treasury Regulations Section 1.1502-20(g) or similar provisions of other jurisdictions. If CHI makes such an election after consultation with Restaurants, Restaurants shall comply with any applicable requirements, including those of Treasury Regulations Section 1.1502-20(g)(5). CHI also agrees to reimburse Restaurants for any additional tax liabilities that result from such elections.

  5.3. CARRYBACKS. CHI agrees to pay Restaurants the actual tax benefits received by the CHI Group from the use in any Pre-Deconsolidation Period or Pre-Decombination Period of a carryback of any Special Tax Attributes of the Restaurants Group from a Post-Deconsolidation Period or Post-Decombination Period. Such benefit shall be considered equal to the benefit Restaurants would have received had such Special Tax Attributes arisen in a Pre-Deconsolidation Period or Pre-Decombination Period. Payment of the amount of such benefit shall be made within ninety (90) days of the filing of the applicable tax return for the taxable year in which the Special Tax Attributes are utilized.

           If subsequent to the payment by CHI to Restaurants of any such amount, there shall be (a) a Final Determination which results in a disallowance or a reduction of the Special Tax Attributes so carried back or (b) a reduction in the amount of the benefit realized by the CHI Group as a result of any other Special Tax Attributes that arise in a Post-Deconsolidation Period or Post-Decombination Period, Restaurants shall receive support for such disallowance or reduction in writing, and shall repay to CHI within ninety (90) days of such event, an amount which would not have been payable to Restaurants pursuant to their Section 5.3 had the amount of the benefit been determined in light of these events. Restaurants shall hold CHI harmless for any penalty, addition to tax, or interest payable by any member of the CHI Group as a result of any such event unless Restaurants objects to the decision made by CHI regarding the carryback of the Special Tax Attributes or to the Final Determination agreed to by CHI regarding


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

           the assessment of any penalty, addition to tax, or interest. Any such amount shall be provided to Restaurants in writing and shall be paid by Restaurants to CHI within ninety (90) days after notice to Restaurants of the payment by CHI or any member of the Consolidated Group or Combined Group of any such penalty, addition to tax, or interest. Nothing in this Section 5.3 shall require CHI to file a claim for refund of Federal Income Taxes or Combined Taxes.

  SECTION 6.   DISPUTES

  6.1. ACCOUNTING FIRM. If the parties are unable to agree on the amount which is allocable or due to one party from the other under this Agreement (including any payments due under Section 3.5, 3.6 or 3.7), or on whether an action or failure to act has the effect of minimizing taxes, then either party may invoke this procedure by giving notice to the other. Upon receipt of such notice, the parties shall select and notify a single public accounting firm to resolve the dispute. If the parties cannot agree on a single firm within ten (10) days, they shall each select a nationally recognized public accounting firm, which may include the public accounting firm which regularly opines on either party's financial statements ("Auditor"). Those two firms shall jointly select and notify, within ten (10) days, a third independent nationally recognized public accounting firm, which shall not be the Auditor of either CHI or Restaurants, to resolve the dispute.

  6.2. RESOLUTION OF DISPUTE. The chosen public accounting firm (the "Arbitrator") shall be provided with written arguments by each party and all supporting documents which each party deems necessary within thirty (30) days of selection of the Arbitrator. Each party shall provide the other party with copies of all written arguments, documents, and correspondence submitted to the Arbitrator. Either party may discuss the issues with the Arbitrator provided the other party is given the opportunity to be present. Within sixty (60) days of any oral arguments or the last written arguments, whichever is later, the Arbitrator shall notify the parties of its decision. If in the opinion of the Arbitrator, an expedited decision is necessary to protect either party's rights, the Arbitrator shall accelerate the dates for submissions, arguments and decision so as to protect the rights of the parties.

  6.3.     BINDING RESOLUTION. The determination made by the Arbitrator under
           Section 6.2 hereof shall be conclusive and binding upon the parties and shall not be subject to appeal, except in the case of manifest mathematical error.

  6.4. COSTS OF DISPUTE RESOLUTION. The parties shall share equally in all fees and costs of the Arbitrator.


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

  SECTION 7.   MISCELLANEOUS

  7.1.     TERM

           (a) FEDERAL INCOME TAXES. The portions of this agreement relating to Federal Income Taxes shall expire upon the Deconsolidation Date; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Period or Straddle Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

           (b) NON-FEDERAL COMBINED TAXES. Not withstanding that a Deconsolidation Date occurs for Federal Income Tax, if such date does not represent a Decombination Date for Non-Federal Combined taxes, the portions of this Agreement relating to Non-Federal matters shall remain in effect.

  7.2. ALLOCATIONS. All computations with respect to the Pre-Deconsolidation Period ending on the Deconsolidation Date, the immediately following taxable period of Restaurants and the Restaurants Group, and any Straddle Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as CHI, in its sole discretion but after consultation with Restaurants, shall make.

  7.3. CHANGES IN LAW. Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

  7.4. CONFIDENTIALITY. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it is furnished), and each party shall not release or disclose such information to any other person except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section

           7.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

  7.5. SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of CHI and Restaurants succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party.

  7.6. AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

  7.7. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements.

  7.8. SECTION CAPTIONS. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

  7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to laws and principles relating to conflicts of law.

  7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

  7.11. WAIVERS AND AMENDMENTS. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

  7.12. SEVERABILITY. In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

  7.13. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and the other members of the Consolidated Group and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.



               CARLSON HOLDINGS, INC.

               BY:    /s/ Martyn R. Redgrave
                      -------------------------------------------------------

               NAME:  Martyn R. Redgrave
                      -------------------------------------------------------

               TITLE: Executive Vice President and CFO
                      -------------------------------------------------------



               CARLSON RESTAURANTS WORLDWIDE INC.

               BY:    /s/ Wallace B. Doolin
                      -------------------------------------------------------

               NAME:  Wallace B. Doolin
                      -------------------------------------------------------

               TITLE: President and CEO
                      -------------------------------------------------------






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